EXHIBIT 6

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 11/24/25 to 1/7/26, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
11/24/2025	Sell	23,022	17.09
11/25/2025	Sell	21,399	17.35
11/26/2025	Sell	16,392	17.57
12/1/2025	Sell	2,750	17.36
12/2/2025	Sell	3,390	17.16
12/3/2025	Sell	15,450	17.02
12/4/2025	Sell	14,848	17.06
12/19/2025	Sell	13,748	16.92
12/24/2025	Sell	19,985	17.28
12/29/2025	Sell	7,538	17.10
12/30/2025	Sell	3,537	16.88
12/31/2025	Sell	15,123	16.80
1/2/2026	Sell	6,565	16.76
1/6/2026	Sell	71,526	16.64
1/7/2026	Sell	36,567	16.96